Exhibit 99.2

LIBERATE TECHNOLOGIES

Non-North America Business

Index to Combined Financial Statements

May 31, 2004 and 2005

Report of Independent Registered Public Accounting Firm	1
Combined Balance Sheets	2
Combined Statements of Operations	3
Combined Statements of Changes in Owners’ Net Investment (Deficit)	4
Combined Statements of Cash Flow	5
Notes to Combined Financial Statements	6-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Liberate Technologies:

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of Non-North America business (the “Company”) of Liberate Technologies at May 31, 2005 and 2004, and the results of their operations and cash flows for each of the two years in the period ended May 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company was historically a fully integrated business of Liberate Technologies. Consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of Liberate Technologies and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relies on Liberate Technologies for certain administrative, management and other services. Accordingly, these combined financial statements do not necessarily reflect the combined financial position, results of operations, changes in owner’s net investment and cash flows of the Company had it been a separate, stand-alone entity during the periods presented.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations and has a net accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    PricewaterhouseCoopers LLP

San Francisco, California

July 11, 2005

LIBERATE TECHNOLOGIES

NON-NORTH AMERICA BUSINESS

Combined Balance Sheets

(In thousands)

	May 31,
	2005	2004
Assets
Current assets:
Accounts receivable, net of allowances of $0 and $30	$2,708	$2,553
Prepaid expenses and other current assets	69	466

Total current assets	2,777	3,019
Property and equipment, net	361	609
Restricted cash	692	1,495

Total assets	$3,830	$5,123

Liabilities and Owners’ Net Investment (Deficit)
Current liabilities:
Accounts payable	$110	$70
Accrued liabilities	1,149	1,018
Accrued payroll and related expenses	317	162
Deferred revenues, current	329	711

Total current liabilities	1,905	1,961
Excess facilities charges	25	631
Deferred revenues	9,065	—

Total liabilities	10,995	2,592

Commitments and contingencies (Note 4)

Owners’ net investment (deficit):
Owners’ net investment	59,575	64,673
Accumulated deficit	(64,550)	(59,952)
Accumulated other comprehensive losses	(2,190)	(2,190)

Total owners’ net investment (deficit)	(7,165)	2,531

Total liabilities and owners’ net investment (deficit)	$3,830	$5,123

The accompanying notes are an integral part of these combined financial statements

LIBERATE TECHNOLOGIES

NON-NORTH AMERICA BUSINESS

Combined Statements of Operations

(In thousands)

	Years Ended May 31,
	2005	2004
Revenues:
License and royalty	$978	$2,172
Service	1,366	5,733

Total revenues	2,344	7,905

Cost and expenses:
Cost of license and royalty	3	266
Cost of services	1,506	2,002
Research and development	3,725	4,863
Sales and marketing	1,240	1,569
General and administrative	361	318
Restructuring costs	—	512
Excess facilities charges and related asset impairment	—	1,457

Total costs and expenses	6,835	10,987

Loss from operations	(4,491)	(3,082)

Other income (expense), net	(41)	26

Loss from operations before income tax provision	(4,532)	(3,056)
Income tax provision	66	1

Net loss	$(4,598)	$(3,057)

The accompanying notes are an integral part of these combined financial statements

LIBERATE TECHNOLOGIES

NON-NORTH AMERICA BUSINESS

Combined Statements of Changes in Owners’ Net Investment (Deficit)

(In thousands)

	Owners’ Net Investment	Accumulated Deficit	Accumulated Other Comprehensive Losses	Total Owners’ Net Investment (Deficit)
Balance at May 31, 2003	$57,545	$(56,895)	$(311)	$339

Net loss	—	(3,057)	—	(3,057)
Foreign currency translation adjustments	—	—	(1,879)	(1,879)
Stock awards remitted by employees in consideration of taxes payable	(70)	—	—	(70)
Amortization of deferred stock-based compensation, net of cancellations	264	—	—	264
Issuance of parent company stock related to stock option exercises	61	—	—	61
Net cash transferred to Non-North America Business	6,873	—	—	6,873

Balance at May 31, 2004	64,673	(59,952)	(2,190)	2,531

Net loss	—	(4,598)	—	(4,598)
Stock awards remitted by employees in consideration of taxes payable	(78)	—	—	(78)
Amortization of deferred stock-based compensation, net of cancellations	399	—	—	399
Issuance of parent company stock related to stock option exercises	1	—	—	1
Net cash transferred from Non-North America Business	(5,420)	—	—	(5,420)

Balance at May 31, 2005	$59,575	$(64,550)	$(2,190)	$(7,165)

The accompanying notes are an integral part of these combined financial statements

LIBERATE TECHNOLOGIES

NON-NORTH AMERICA BUSINESS

Combined Statements of Cash Flows

(In thousands)

	Years Ended May 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(4,598)	$(3,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	275	2,088
Non-cash compensation expense	399	264
Stock awards remitted by employees in consideration of taxes payable	(78)	(70)
Loss on disposal of property and equipment	2	126
Provision for doubtful accounts	(30)	(216)
Changes in operating assets and liabilities:
Accounts receivable	(125)	242
Prepaid expenses and other current assets	397	36
Accounts payable	40	(413)
Accrued liabilities and excess facilities charges	(475)	(864)
Accrued payroll and related expenses	155	(574)
Deferred revenues	8,683	(1,395)

Net cash provided by (used in) operating activities	4,645	(3,833)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	—	103
Purchases of property and equipment	(29)	(147)
(Increase) decrease in restricted cash	803	(1,033)

Net cash provided by (used in) investing activities	774	(1,077)

Cash flows from financing activities:
Owners’ net investment (distribution)	(5,420)	4,849
Proceeds from issuance of parent company common stock	1	61

Net cash provided by (used in) financing activities	(5,419)	4,910

Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

Supplemental cash activities:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—

Supplemental non-cash activities:
Issuance of stock compensation awards	$385	$1,275

The accompanying notes are an integral part of these combined financial statements

LIBERATE TECHNOLOGIES

NON-NORTH AMERICA BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(amounts in thousands)

Note 1. Description of Business and Basis of Presentation

Background

The Non-North America business of Liberate Technologies (“the Company”) develops and markets software and services primarily for digital cable systems outside of North America. Based on industry standards, the software enables cable operators to run multiple applications and services including interactive programming guides, high definition television, video on demand, personal video recorders and games on multiple platforms.

On April 15, 2005, Liberate entered into an Asset Purchase Agreement (the “Agreement”) to sell substantially all of the assets relating to its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. (“SeaChange”). Liberate will receive cash consideration of approximately $25.5 million, as adjusted for expenses, costs, and liabilities pursuant to the Agreement. The Agreement includes, a non-competition covenant whereby Liberate has agreed not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship with SeaChange for a period of five years after the closing date. The Agreement is subject to Liberate stockholder approval, which was received on July 6, 2005, and other customary closing conditions.

Basis of Presentation and Liquidity

The combined financials statements presents the financial position, results of operations, cash flows and changes in owners’ net investment (deficit) relating to Liberate’s Non-North America business as if that business had been conducted on a standalone basis. These financial statements have been derived from the consolidated financial statements of Liberate using the historical assets, liabilities, revenues and expenses that were directly related to the Non-North America business during the periods presented. All intercompany accounts and transactions have been eliminated in combination.

Certain of Liberate’s corporate assets, liabilities, revenues and expenses although not directly attributable to the Non-North America business, have been allocated to the Non-North America business on a basis that management considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Non-North America business. The allocation methods are based on the nature of the items being allocated and include relative sales, head count, and others.

There was no intercompany debt between Liberate and the Non-North America business. All net contributions from Liberate to the Non-North America business were of a permanent nature and are included within the Owners’ net investment.

The financial information included herein may not reflect the combined financial position, operating results, changes in equity and cash flows of the Non-North America business in the future or what they would have been had the Non-North America business been a separate stand alone entity during the periods presented.

Since its inception, the Non-North America business has incurred substantial losses and negative cash flows from operations. As of May 31, 2005, the Non-North America business had an accumulated deficit of $64.5 million. For the years ended May 31, 2005 and 2004, the Non-North America business incurred losses from operations of $4.5 million and $3.1 million, respectively. The Non-North America business has primarily been financed through disbursements from Liberate and is dependant on Liberate for continuing financial support. If Liberate is unable to consummate the sale of the Non-North America business or is unable to generate sufficient revenues, the Non-North America business would continue to be dependent on Liberate for its funding requirements. Alternatively, the Non-North America business could seek additional financing. In the event the Non-North America business needs additional financing, there is no assurance that funds would be available to the Non-North America business or, if available, under terms that would be acceptable to the Non-North America business.

In this report, the words “fiscal” or “FY” followed by a year refer to Liberate’s fiscal years, which end on May 31 of the specified year. The expressions “Ql,” “Q2,” “Q3,” and “Q4” refer to Liberate’s fiscal quarters, which end on August 31, November 30, the last day of February, and May 31 of each fiscal year.

Note 2. Significant Accounting Policies

Use of Estimates

The preparation of the combined financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from these estimates, management believes that such estimates are reasonable.

Revenue Recognition

Overview. The revenues of the Non-North America business are derived from fees for licenses of Liberate’s software products, royalties, consulting, maintenance and other services. The revenue recognition policies are in accordance with Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” as amended by; SOP No. 98-9, “Software Revenue Recognition, With Respect to Certain Transactions” and the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and Staff Accounting Bulletin No. 104, “Revenue Recognition.”

License and Royalty Revenue. The software is licensed through Liberate’s Non-North America direct sales force. License and royalty revenues consist primarily of fees earned from the licensing of its software, as well as royalty fees earned upon the shipment or activation of products that incorporate its software. In general, license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable.

Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Revenue is recognized using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance or consulting services. The determination of fair value is based on objective evidence, which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized under the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. However, if such undelivered elements consist of services that are essential to the functionality of the software, license and services revenues are recognized using contract accounting, pursuant to SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” If license arrangements include the rights to unspecified future products, revenue is recognized ratably over the contractual or estimated economic term of the arrangement. Royalty revenues are recognized when a network operator reports that it has shipped or activated products or its rights to deploy such products expire.

Service Revenues. Service revenues consist of consulting, maintenance, and other services. Consulting and other service revenues, including non-recurring engineering and training, are recognized as services are performed. Where consulting services are performed under a fixed-price arrangement, revenues are generally recognized on a percentage-of-completion basis. Maintenance services include both updates and technical support. Maintenance revenues are recognized ratably over the term of the maintenance agreement, and generally range between 15% and 25% of the cumulative license fees and activation royalties incurred under the contract, depending upon the level of support being provided.

Service revenues also include reimbursable expenses billed to customers in accordance with EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” which generally requires that a company recognize travel expenses and other reimbursable expenses billed to customers as revenue. With the adoption of EITF 01-14, reimbursable expenses are recognized as service revenues when there is an agreement to bill the customer for the expenses, the expenses have been incurred and billed, and collection is probable.

Deferred Revenues

Deferred revenue is comprised of collections from and billings to customers for software arrangements which do not qualify for revenue recognition under the revenue recognition policy.

Beginning in fiscal 2004, we entered into agreements with several Non-North American cable operators. These agreements provide for monthly subscription fees based on deployments of our software with cable customers. Pursuant to these agreements, we have invoiced and collected approximately $9.1 million in non-refundable fees associated with these contracts. To date, we have not recognized revenues under the agreements and all invoiced amounts are included in deferred revenue on our balance sheet. We have concluded, based on current contract provisions, that because the agreements provide for future delivery of products and specified annual updates of the product during the term of the agreements we are unable to recognize revenue under our revenue recognition policy. While future annual product updates are contemplated and identified at the inception of the agreement, the details of the product releases will be discussed and agreed between us and the customers at future dates.

Concentration of Credit Risk

The financial instrument that potentially subjects the Non-North America business to concentration of credit risk is accounts receivable. While customers are geographically dispersed, a substantial amount of the revenues for the Non-North America business has been generated from a few customers, whose receivables are typically unsecured. Liberate mitigates its credit risk associated with accounts receivable by performing ongoing credit evaluations of customers’ financial conditions. Historically, the Non-North America business has not experienced significant losses related to accounts receivable.

The table below sets forth information relating to each customer that accounted for 10% or more of total revenues for the Non-North America business:

	Years ended May 31,
	2005	2004
Customer A	24%	30%
Customer B	*	48%
Customer C	46%	17%
Customer D	20%	*
Customer E	10%	*

*	Less than 10%

The table below sets forth information relating to each customer that accounted for 10% or more of gross accounts receivable balance of the Non-North America business:

	May 31,
	2005	2004
Customer A	36%	18%
Customer B	56%	61%
Customer C	*	14%

*	Less than 10%

Foreign Currency Translation

Until Q3 FY04, the functional currency of the Company’s UK operation was the local currency. Accordingly, assets and liabilities were translated to U.S. dollars using period-end currency exchange rates and revenues and expenses were translated using average exchange rates during the period. The resulting unrealized foreign currency translation gains and losses were reported as a separate component in arriving at comprehensive income for the period. As of May 31, 2005, the cumulative translation loss in accumulated other comprehensive losses, a component of owners’ net investment (deficit), was $2.2 million.

During Q4 FY04, management determined that the conditions prescribed in SFAS No. 52, “Foreign Currency Translation,” for the translation of the UK operations using the local currency as the functional currency ceased to exist. Accordingly, starting in Q4 FY04, the functional currency of the UK operations is the U.S. dollar. The monetary assets and liabilities of these operations are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are translated at rates in effect as of management’s determination in Q4 FY04. Revenues, expenses, gains or losses are remeasured at the average exchange rate for the period, other than depreciation and amortization, which are re-measured at the respective historical rates as their related assets. The resulting remeasurement gains and losses of these operations as well as gains and losses from foreign currency transactions are included in the combined statements of operations as a component of other income (expense), net. The re-measurement gain for FY05 included in the statement of operations is $8,000. For Q4 FY04 the re-measurement gain was $45,000.

We conduct certain transactions in foreign currencies. Accordingly, we translate those transactions as they occur at the then-current exchange rate. We record the resulting realized foreign currency translation gains and losses in our combined statements of operations as a component of other income (expense), net. For FY05 and FY04 the foreign currency transaction gain was $29,000 and $2,000, respectively.

Fair Value of Financial Instruments

Due to their short maturities, the carrying value of the financial instruments, including accounts receivable, restricted cash, accounts payable and accrued liabilities, approximates their fair market value.

Cash and Cash Equivalents and Investments

Historically, Liberate has managed worldwide cash and cash equivalents on a centralized basis from its headquarters in California. Cash receipts associated with the Non-North America business have historically been collected by Liberate and Liberate has funded the disbursements for the Non-North America business by transferring funds to the Non-North America business locations. In accordance with the terms of the April 15, 2005 Agreement, SeaChange will not assume any cash of Liberate or the Non-North America business in conjunction with the asset acquisition.

Restricted Cash

Our restricted cash balance was $692,000 as of May 31, 2005 and $1.5 million as of May 31, 2004. Restricted cash consists primarily of certificates of deposit established at our banking institutions in connection with lease-related letters of credit. As part of the facilities lease for our offices in San Mateo, California, we were required to establish an irrevocable letter of credit as a security deposit at the commencement of the lease. In order to secure our obligations to our bank under this letter of credit, we established certificates of deposit in the amounts of $692,000 and $972,000 as of May 31, 2005 and May 31, 2004, respectively. As part of our facilities lease in the U.K., we were also required to establish an irrevocable letter of credit as a security deposit. In order to secure our obligations under this letter of credit, we established a certificate of deposit valued at $523,000 as of May 31, 2004. This was fully used during FY05, bringing it to zero at May 31, 2005.

Property and Equipment

Property and equipment has been recorded at cost, net of depreciation and impairment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of two to five years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

Impairment of Long-Lived Assets

Under SFAS 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” (“SFAS 144”) we review long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We measure recoverability of long-lived assets by comparing their carrying value to an estimate of undiscounted future cash flows that they are expected to generate, which reflects the fair market value as defined under SFAS 144. Impairment reflects the amount by which the carrying value of the long-lived assets exceeds their fair market value.

Stock-Based Compensation

In conjunction with the parent company stock awards granted to the Non-North America business employees, the Non-North America business accounts for stock-based compensation in accordance with the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), to account for employee stock options. Under APB 25, no compensation expense is recognized upon the grant of an employee stock option unless the exercise price of the option is less than market price of the underlying stock at the date of grant.

Under the provisions of APB 25, deferred stock-based compensation is recorded in connection with stock units based on the intrinsic value (fair market value) of the underlying shares at the date of grant. This value is then amortized over the vesting period of the stock unit as a compensation expense by functional classification of the award recipient.

The following information regarding net loss and loss per share prepared in accordance with the Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation”(“SFAS 123”) has been determined as if employee stock options, stock units and shares issued under Liberate’s 1999 Equity Incentive Plan had been accounted for using the fair value method prescribed by SFAS 123. The resulting effect on net loss and loss per share pursuant to SFAS 123 is not likely to be representative of the effects on net loss and loss per share pursuant to SFAS 123 in future periods, because future periods will include additional grants and periods of vesting.

The compensation expense for the Non-North America business employees from their hire date is included in the compensation expense calculations below. The following table illustrates the effect on reported net loss and loss per share had the fair value recognition provisions of SFAS 123 been applied (in thousands, except per share data):

	Years ended May 31,
	2005	2004
Net loss, as reported	$(4,532)	$(3,057)
Adjustments:
Stock unit compensation expense included in reported net loss	399	264
Total stock-based employee compensation expense determined under fair value method for all awards granted since July 1, 1995, net of related tax effects	(403)	(297)

Pro forma net loss	$(4,536)	$(3,090)

The fair value of options, stock units and shares issued under the 1999 Equity Incentive Plan was estimated at the date of grant utilizing a Black-Scholes valuation model with the following weighted-average assumptions:

	Options		Stock Units
	Years ended May 31,		Years ended May 31,
	2005	2004	2005	2004
Risk-free interest rate	—	1.62%	3.13%	2.62%
Dividend yield	—	0%	0%	0%
Volatility of common stock	—	46%	75%	84%
Average expected life (in years)	—	2.26	3.00	2.98
Weighted average fair value	$—	$0.94	$2.40	$3.72

Software Development Costs

Under the criteria set forth in SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,” capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Non-North America business has defined as the completion of beta testing of a working product. The period of time between establishing technological feasibility of the products and making them generally available has been short. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. After considering these factors, no software development costs have been capitalized to date.

Restructuring Costs

Restructuring costs are recorded in accordance with SFAS No. 146, “Accounting for Exit or Disposal Activities,” and SAB No. 100, “Restructuring and Impairment Charges.” SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized at its fair value when incurred rather than at a date of the commitment to an exit or disposal plan. Restructuring costs may include employee termination costs, lease and other contract termination costs and other costs. As appropriate, the Company will amend accruals established under the provisions of SFAS 146 for changes resulting from revisions to either the timing or the estimated cashflows. The change will be measured using the credit-adjusted risk free rate that was used to initially measure the liability. Adjustments to the accruals will be recognized in the period of change and reported in the same statement of operations classification as the original costs were classified at initial recognition. The liability will also be adjusted for the passage of time as an increase in the liability and as an expense.

Income Taxes

The Non-North America business operating results historically have been included in Liberate’s federal and state income tax returns and in tax returns of Liberate’s foreign subsidiaries. The provisions for income taxes reflected in the Non-North America business’ combined financial statements has been determined on a separate return basis.

Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to be reversed. The Non-North America business is required to estimate our income tax liability in each of the jurisdictions in which it operates. This process requires the Non-North America business to estimate the actual current tax exposures and assess the temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. The Non-North America business regularly assesses whether it will likely be able to use these tax assets. If Liberate determines that it is not likely to be able to use them, the Non-North America business will record a valuation allowance that offsets their full value.

Accumulated Comprehensive Loss

Comprehensive loss includes net losses and adjustments for foreign currency translation gains and losses that have been previously excluded from net loss and are reflected instead in the owners’ net investment (deficit).

The following table sets forth the components of comprehensive loss:

	Years ended May 31,
	2005	2004
Net loss	$(4,532)	$(3,057)
Foreign currency translation adjustment	—	(1,879)

	$(4,532)	$(4,936)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment.” SFAS 123(R) addresses the accounting for share-based payment transactions with employees and requires companies to expense the value of employee stock options and similar awards. SFAS 123(R) requires stock based compensation of the share-based payment to be measured at fair value on the date that the company grants the awards to employees. The expense should be recognized over the vesting period for each option and adjusted for actual forfeitures that occur before vesting.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”). SAB 107 covers key topics related to the implementation of SFAS 123(R) which include the valuation models, expected volatility, expected option term, income tax effects of SFAS 123(R), classification of stock-based compensation cost, capitalization of compensation costs and disclosure requirements. Although we do not expect to grant any future options, we are currently assessing the impact SFAS 123(R) and SAB 107 will have on our financial statements when we adopt the statements at the beginning of fiscal 2007.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an Amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary exchanges in fiscal periods beginning after June 15, 2005, which is fiscal 2007 for the Company. We are currently evaluating the provisions of SFAS No. 153.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and is effective for fiscal years beginning after December 15, 2005. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. We do not expect the adoption of SFAS No. 154 in fiscal 2007 to have a material impact on our financial statements.

Note 3. Property and Equipment

Property and equipment consisted of the following (in thousands):

	May 31,		Useful Life (in years)
	2005	2004
Computer equipment	$2,630	$2,663	3
Software	2,171	2,171	2
Office furniture and equipment	141	141	5
Leasehold improvements	401	401	*

	5,343	5,376
Less: accumulated depreciation and amortization	4,982	4,767

	$361	$609

*	Typically the length of the lease term

Depreciation expense was $275,000 and $2.1 million for fiscal 2005 and 2004, respectively.

Note 4. Commitments and Contingencies

Operating Leases

The Non-North America business currently has an operating lease for a facility that expires during fiscal 2009. Future minimum lease payments under this operating lease as of May 31, 2005 are as follows (in thousands):

Years ending May 31,
2006	326
2007	336
2008	345
2009	263

$1,270

Rent expense for the Non-North America business for the fiscal years 2005 and 2004 was $359,000 and $426,000, respectively.

Letters of Credit

We maintain various irrevocable letters of credit as security deposits for our current offices in San Mateo, California. As of May 31, 2005, the aggregate outstanding balance of all letters of credit was $639,000, of which it was entirely related to the letter of credit for our offices in San Mateo, California.

Employee Retention Plan

In connection with the sale of the Non-North America business, certain employees were eligible for a retention bonus based on remaining employed with Liberate through the closing of the sale to SeaChange. As of May 31, 2005, we had accrued approximately $205,000 for the retention bonus. The plan will cost about $398,000 and is being recognized over the service period of the employees which is expected to end in Ql FY06.

Indemnification Obligations

Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no such claims have been filed against us. Liberate also warrants to customers that software products operate substantially in accordance with specifications. Historically, minimal costs related to product warranties have been incurred, and accordingly, warranty costs have not been accrued for the any of the periods presented.

Note 5. Stock Plans

The employees involved with the Non-North America business were eligible to participate in various Liberate stock plans for the years presented in these financial statements. Accordingly, any costs related to the employees involved with the Non-North America business are reflected in the accompanying combined financial statements.

1996 Stock Option Plan

In October 1996, Liberate adopted the 1996 Stock Option Plan (the “1996 Plan”). This Plan, as amended, allowed for the purchase of up to 11,666,666 shares of Liberate common stock. The 1996 Plan permitted grants of both incentive and non-qualified stock options to employees and non-qualified stock options to consultants and directors. The exercise price of incentive stock options could not be less than the fair market value of the common stock on the grant date, as determined by Liberate’s Board of Directors. The exercise price of non-qualified options could not be less than 85% of the fair market value on the grant date. The term of the incentive and non-qualified stock options was generally ten years from the date of grant or a shorter term as provided in the option agreement. Options generally vested over three to four years. As of the date of Liberate’s initial public offering, all remaining shares available for grant under the 1996 Plan were transferred to the 1999 Equity Incentive Plan (see discussion in the next paragraph), and no further grants were made from the 1996 Plan.

1999 Equity Incentive Plan

In May 1999, Liberate adopted the 1999 Equity Incentive Plan (the “1999 Plan”). The 1999 Plan authorizes grants of options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Shares not yet issued under the 1996 Plan as of the date of Liberate’s initial public offering (3,051,498 shares) became available for grant under the 1999 Plan. Each year on June 1, commencing on June 1, 2000, the number of shares available under the 1999 Plan is automatically increased by a number equal to the lesser of 6,000,000 shares or 5% of the outstanding common shares on such date, unless such increase is waived by Liberate’s Board. The exercise price for all incentive stock options and nonstatutory stock options may not be less than 100% or 85%, respectively, of the fair market value of Liberate common stock on the date of grant. Options generally vest over three to four years and have a term of ten years.

Stock option activity under the 1996 Plan and the 1999 Plan is summarized below for employees involved in the Non-North America business:

	Options Outstanding	Options Exercisable	Weighted Average Exercise Price
Balance at May 31, 2003	625,172	359,914	$6.94
Granted	—		$—
Exercised	(24,700)		$2.48
Cancelled	(359,725)		$7.40

Balance at May 31, 2004	240,747	188,482	$6.87
Granted	—		$—
Exercised	(4,512)		$2.14
Cancelled	(89,093)		$7.10

Balance at May 31, 2005	147,142	145,139	$6.88

A summary of all outstanding and exercisable options, including those assumed in connection with Liberate acquisitions and the stock options issued outside of the stock plans, as of May 31, 2005 is summarized below for employees involved in the Non-North America business:

	Options outstanding			Options vcsted/exercisable
Range of exercise price	Number of options outstanding	Weighted- average remaining contractual life (in years)	Weighted- average exercise price	Number of options outstanding and exercisable	Weighted- average exercise price

$ 2.70 - $6.35	73,998	6.40	$3.82	72,830	$3.84
$ 8.47 - $8.47	10,000	6.00	$8.47	9,791	$8.47
$ 9.10 - $9.10	58,144	6.43	$9.10	57,518	$9.10
$23.06 - $23.06	5,000	5.05	$23.06	5,000	$23.06

	147,142	6.34	$6.88	145,139	$6.90

Stock-based Compensation - Stock Units

During fiscal 2004, Liberate implemented a program to grant restricted stock units (“RSUs”) to certain employees and non-employee directors as part of our overall stock-based compensation. Each RSU entitles the holder to receive one share of Liberate common stock on the vesting date of the RSU. The RSUs granted to employees generally vest over a period of four years. Stock-based compensation representing the intrinsic value (fair market value) of the underlying shares at the date of grant of the RSUs is recognized evenly over the vesting period. On the vesting dates, the RSUs are settled by the delivery of shares of common stock to the participants. During the FY05, Liberate granted 50,000 RSUs to employees involved in the Non-North America business. During FY05, 100,972 RSUs held by employees involved in the Non-North America business were cancelled due to employee terminations. As of May 31, 2005 there was a balance of $394,673 in deferred stock-based compensation related to RSUs held by employees involved in the Non-North America business in the owner’s net investment for the Non-North America business and there were 140,626 RSUs outstanding and unvested held by employees involved in the Non-North America business.

In connection with the granting of stock units in fiscal 2004 and 2005, Liberate recorded $1.3 million and $120,000, respectively, of deferred stock-based compensation for employees involved in the Non-North America business based on the fair value of the underlying shares of Liberate common stock at the date of grant, and such value is amortized over the vesting period as compensation expenses. Amortization of deferred stock-based compensation by functions was as follows (in thousands):

	Year ended May 31, 2005	Year ended May 31, 2004
Cost of revenues	$53	$63
Research and development	53	138
Sales and marketing	293	63

	$399	$264

Note 6. Accrued Liabilities

As of May 31, 2004 and 2005, accrued liabilities consisted of the following (in thousands);

	Year ended May 31, 2005	Year ended May 31, 2004
Excess facilities – short-term portion	$672	$505
Accrued maintenance fees	270	330
Accrued professional fees	82	93
Other	125	90

	$1,149	$1,018

Note 7. Excess Facilities Charges and Related Asset Impairment

Our excess facilities charges consist primarily of costs associated with permanently vacating certain facilities and the related asset impairments.

In fiscal 2005 there were no excess facilities charges. As of May 31, 2005, we had an accrual of $697,000 for excess facilities charges. Of the $697,000, $672,000 was included in current accrued liabilities and $25,000 was classified as long-term excess facilities charges

In fiscal 2004, we recorded excess facilities charges of approximately $1.5 million related to our sales office in the U.K. which we no longer occupy. As of May 31, 2004, we had an accrual of $1.1 million for excess facilities charges related to this vacant facility. Of the $1.1 million, $505,000 was included in current accrued liabilities, and $631,000 was classified as long-term excess facilities charges.

These amounts are not included in the liabilities assumed by SeaChange and shall be retained by Liberate.

Accrued excess facilities costs as of May 31, 2003	$—

Excess facilities charge	1,457
Cash payments	—
Non-cash deductions	(321)

Accrued excess facilities costs as of May 31, 2004	1,136

Excess facilities charge	—
Cash payments	(439)
Non-cash deductions	—

Accrued excess facilities costs as of May 31, 2005	$697

Note 8. Restructuring Costs

Restructuring costs consists of severance costs which include severance pay and employee benefit obligations in connection with terminated employees. Historically, excess facilities costs have been disclosed separately from restructuring.

In February 2002, Liberate announced the consolidation of its research and development activities into development centers located in California and in London, Ontario, Canada. As part of this consolidation, certain employees in the Horsham, Pennsylvania, and Murray City, Utah, offices were relocated to these development centers. The consolidation resulted in restructuring costs of $1.9 million attributable to the Non-North America business.

As part of Liberate’s ongoing efforts to control costs, Liberate effected several reductions in force during fiscal 2003, resulting in a headcount reduction of 163 employees involved in the Non-North America business and restructuring costs of $5.6 million attributable to the Non-North America business. In fiscal 2004 restructuring costs were $512,000 attributable to the Non-North America business.

Accrued restructuring costs as of May 31, 2003	$297

Restructuring charge	512
Cash payments	(809)

Accrued restructuring costs as of May 31, 2004	—

Restructuring charge	—
Cash payments	—

Accrued restructuring costs as of May 31, 2005	$—

Note 9. Income Taxes

For the fiscal years ended May 31, 2005 and 2004 the Non-North America business was not a separate taxable entity for federal, state or local income tax purposes and its net taxable income/losses were included in Liberate’s consolidated tax returns and in the tax returns of Liberate’s foreign subsidiaries. We performed an analysis of the Non-North America business’ taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” on a separate tax return basis.

The components of the provision for income taxes FY05 and FY04 are as follows:

	May 31,
	2005	2004
Federal:
Current	$65	$—
Deferred	—	—

	65	—

State:
Current	1	1
Deferred	—	—

	1	1

Total provision for income taxes	$66	$1

Significant components of the Company’s deferred tax assets are as follows:

	May 31,
	2005	2004
Net operating loss carryforward	$1,173	$2,312
Accrued excess facilities charges	10	244
Deferred revenue	3,509	275
Accrued vacation	42	58
Accrued bonus	79	2
Other accrued liabilities	144	187

Total	4,957	3,078

Gross deferred tax assets	4,957	3,078
Valuation allowance	(4,957)	(3,078)

Net deferred tax assets	$—	$—

Due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has placed a valuation allowance against all of its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

As of May 31, 2005, the Company has federal and state net operating loss carry-forwards of approximately $3.0 million. The federal and state loss carry-forwards expire at various dates between 2014 and 2025.

The Tax Reform Act of 1986 imposes substantial restrictions on the use of net operating losses in the event of an ownership change of a corporation. Our ability to use net operating loss carryforwards on an annual basis may be limited as a result of a prior ownership change in connection with private sales of equity securities, and accordingly, we have provided a full valuation allowance on the deferred tax asset because of this uncertainty.

Note 10. Segment Reporting and Geographic Information

Revenues are classified by geographic region based on the country from which the sales order originates. Revenues by geographic region were as follows (in thousands):

	May 31,
	2005	2004
Europe, Middle East and Africa:
United Kingdom	$1,024	$5,256
The Netherlands	1,086	1,468
Other	—	901
Asia Pacific (Australia, Japan, Korea, Other)	234	280

Total revenues	$2,344	$7,905

The Company’s fixed assets are predominantly located in North America.

Note 11. Subsequent Event

On July 6, 2005 Liberate Technologies received stockholder approval for the sale of substantially all of the assets relating to its Non-North America business to SeaChange.